                                                                EXHIBIT 10.26


                        Exclusive Licensing Agreement


     THIS AGREEMENT is entered into and effective as of July 9, 1997 by and between DATA-DISK TECHNOLOGY, INC., having offices at 45615 Willow Pond Plaza, Sterling, Virginia 20184, (hereinafter "Licensor"), and XYBERNAUT CORPORATION, having offices at 12701 Fair Lakes Circle, Fairfax, Virginia, together with THE DAVIS GROUP, having offices at (hereinafter "Licensee").

Article 1

     Whereas Licensor has developed and invented certain proprietary technology relating to the storage of information and covered by U.S. and foreign patent application Serial Number 081401,779 entitled A SYSTEM FOR PROVIDING PERSONAL MEMORY DEVICES WHICH CAN BE READ AND WRITTEN TO".

Article 2

     Whereas Licensee desires to obtain a world wide exclusive license for a specific field of use and other licenses under all of the Licensor's present and future enhancements to its personal memory device technology including that of Article 1, hereinafter "Technology";

     NOW, THEREFORE, in consideration of the mutual promises contained herein, Licensor and Licensee hereby agree as follows;

Article 3

     3.1 Licensor hereby grants to Licensee the exclusive world wide right and license to use all of Licensor's present and future enhancements to Licensor's personal memory device Technology on wearable computers subject to royalties to be determined; and

     3.2 Licensor further grants to Licensee the exclusive right and license to manufacture, use and sell Technology in Germany and to manufacture Technology only in Japan subject to royalty agreements to be determined; and

     3.3 Licensor also grants to Licensee the non-exclusive world wide right and license to make, use and sell Licensor Technology for any use other than on user supported computers subject to royalties to be determined.

     3.4 All of the above grants of 3.1, 3.2 and 3.3 include the irrevocable right to Licensee to sub-license third parties subject to royalties to be determined in each instance.

     3.5 Licensee may sub-license under the grant of 3.3 with the written approval of Licensor, said approval shall not be unreasonably withheld by Licensor. In all other grants, i.e., of 3.1 and 3.2, Licensee shall have the unconditional right to sub-license Technology to third parties of their choosing subject to royalties to be determined.

Article 4

     In consideration for the ir7evocable licenses of Article 3, Licensee shall pay Licensor an initial license fee of five million dollars U.S., ($5,000,000 U.S.). This license fee will be paid in one payment within 120 days from the execution of this agreement by both parties.

Article 5

     This Agreement does not constitute a partnership, joint venture or agency relationship between Licensor and Licensee. Neither party shall be bound or become liable because of any representation, misrepresentation, action or omission of the other party.

Article 6

     8.1 Licensor warrants and represents that it is the sole owner of all rights, title and interest in Technology and is empowered to enter into this agreement and grant the rights and licenses of Article 3. Licensor agrees as part of the consideration for the license fee of Article 4 to assist and act as a consultant to Licensee in areas related to Technology.

     6.2 Licensor agrees to defend, reimburse and hold Licensee harmless against any claim, action or judgement against Licensee claiming or alleging that Technology infringes any United States or foreign patent(s). Licensor will fully pay all damages, costs, attorney fees or other judgements awarded against Licensee in any action attributable to said claim, action or judgement.

     6.3 In the event that Technology is determined to infringe 6ne or more U.S. or foreign patents, Licensor agrees to refund Licensee the license fee of
Article 4 in whole or in part, the amount to be determined by an independent arbitrator or arbitrators agreeable to both parties. Any further controversies or disputes between the parties shall be submitted to arbitration in accordance with the arbitration rules of the American Arbitration Association. The place of arbitration shall be in the state of Virginia.

Article 7

     This agreement constitutes the entire agreement between the parties and all prior agreements and understandings both oral and written are superceded by this agreement. This agreement will be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

Article 8

     This agreement is binding upon and shall inure to the benefit of any successors or assigns of the parties hereto. Neither Licensor or Licensee shall object to a proper transfer or assignment of this agreement by the other party hereto.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this agreement.


For Licensor                                     For Licensee
------------                                     ------------

DATA-DISK TECHNOLOGY, INC.                       XYBERNAUT CORPORATION

By: /S/ Thomas Francis Clark                     By: /S/ Edward Newman
    ------------------------                         ------------------

Title:  CEO                                      Title:  President
       ---------------------                            ---------------

Date:   07/09/97                                 Date:   08/13/97
      ----------------------                           ----------------

                                                 THE DAVIS GROUP

                                                 By: /S/ Ed Nixon Davis
                                                     ------------------

                                                 Title:  Principle
                                                        ---------------

                                                 Date:   08/14/97
                                                       ----------------

                        DATA-DISK - XYBERNAUT AGREEMENT
                                    8/29/97


I.       Xybernaut will pay $200K to Data-Disk as follows:
         $ 50K by 8/29/97
         $ 50K by 10/15/97
         $ 50K by 1/1/98
         $ 50K by 2/15/98

II. Xybernaut receives an exclusive perpetual worldwide license to market Data-Disk products for personal memory devices in the user-supported computer marketplace for the life of all Data-Disk's patents, pending and granted related to such technology.

III. Xybernaut will either pay Data-Disk a royalty per tag and reader of 6% of revenue Xybernaut receives for Data-Disk products should Xybernaut be entitled to manufacture such products as in paragraph IV below, or Xybernaut shall purchase products from Data-Disk at a mutually determined price with assurances of Most Favored Nations pricing in all Data-Disk product markets.

IV. If Data-Disk should cease operation for any reason or declare bankruptcy then, Lloyd H. Woodward and any other holders of patent SN 08/401,779 and related patents, pending or granted, both USA and foreign, as well as Data-Disk Technology, Inc., shall grant their rights, titles and interest to the relevant patents, applications, copyrights, trademarks and know how covering the Data-Disk technologies to Xybernaut Corporation.

V. Any merger or change of control affecting Data-Disk will not affect the above exclusive license assigned to Xybernaut.


Agreed to by:           /S/ Steven Newman        /S/ Thomas Francis Clark
                        -----------------        ----------------------------
Name:                   Steven Newman            Thomas Francis Clark
                        -----------------        ----------------------------
For:                    Xybernaut                Data - Disk Technology, Inc.
                        -----------------        ----------------------------
Date:                   08/29/97                 08/29/97
                        -----------------        ----------------------------

                      EXTENSION TO AGREEMENT DATED 7/9/97

Should such above mentioned agreement not be concluded in the stated timeframe, then Data-Disk hereby agrees to extend the above agreement and its terms to Xybernaut, for a period of 9 months from its current expiration date.

Should the above be successfully executed, then any funds expended by Xybernaut under agreement dated 8/29/97, shall be refunded to Xybernaut.


Agreed to by:           /S/ Steven Newman           /S/ Thomas Francis Clark
                        -----------------           ----------------------------

Name:                   Steven Newman               Thomas Francis Clark
                        -----------------           ----------------------------

For:                    Xybernaut                   Data - Disk Technology, Inc.
                        -----------------           ----------------------------

Date:                   08/29/97                    08/29/97
                        -----------------           ----------------------------

                        DATA DISK - XYBERNAUT AGREEMENT

                                    11/26/97

DataDisk (DD) bringing its technology product to either manufacture by a third party at production levels, or having Xybernaut close a transaction that can fund the beginning of manufacture in Germany and/or Japan (and thereby allowing Xybernaut to pay DD the $5 million fee per the 7/9/97 Exclusive Licensing Agreement) has taken far longer than originally anticipated. As such, Xybernaut, while wanting to maintain the original rights as stated in such Exclusive Licensing Agreement and the DD - Xybernaut Agreement of 8/29/97, can neither pay the original $5 million license fee per the exclusive licensing agreement, nor the $200K per the 8/29/97 agreement for exclusive user-supported marketing rights, within the original timeframes. As such, both parties now agree to the paying the balance of $200K (8/29/97 Agreement) as follows:

   AMT              DUE BY

   $50K             1/26/97
    25K             4/30/98
    25K             6/30/98
    25K             8/31/98
    25K            10/31/98

However, all of the above scheduled $150K will be paid in full immediately either when Xybernaut receives monies from investors to start manufacturing operations per the exclusive agreement, or when product is available to Xybernaut at production levels and pricing from a DD authorized manufacturer.

By executing this agreement, Xybernaut and DD both agree that all current agreements remain in effect exclusive of the new payment terms.

Agreed to by:  /S/ Edward Newman
               --------------------
Name:          E. Newman, President
               --------------------
For:           Xybernaut
               --------------------

Date:          11/26/97
               --------------------

                                   AGREEMENT


1. Xybernaut(R) and MATRIX agree to cancel the Purchasing Contract between Xybernaut Corporation and MATRIX Corporation executed on June 17th, 1997 and release each other from all commitments and obligations defined in the above mentioned contract.

2. MATRIX agrees to stop production of all Mobile Assistants(R) effective 11/24/97, and will not restart until or if directed by Xybernaut.

3. Upon execution of this agreement by MATRIX, Xybernaut will, after deducting all previously made payments of $592,900 as a credit pay two thirds of the remaining balance of the total payment for the 388 units (or $258,908.50), as set forth in the attached schedule. Xybernaut agrees to pay the remaining $129,454.25 after Matrix assumes the responsibility for the work defined in items number 5, 6, 7, 8, 9, 12, 13, 14. Xybernaut will pay the $129,454.25 in a single prorated monthly payment for all units made fully functional and pass FCC and UL standards during the same month. The prorated payment will be equal to the remaining payment of $129,454.25 divided by the total number of units or 388 multiplied by the number of units completed by Matrix during the month. Xybernaut wilt work with Matrix in good faith on issues involving the case for FCC and UL approvals.

4. Upon execution of this agreement by MATRIX, Xybernaut will pay MATRIX $57,500 for NRE and will pay MATRIX an additional $57,500 within five days after the compliance by MATRIX with sections 5, 6, 7, 8, 9, 13 and 14 and after the product passes FCC (Class A & B) and UL.

5. By accepting the payment defined in #3 above, MATRIX accepts the responsibility and cost of making the units fully functional and pass FCC (Class A & B) and UL including the full cost of fixing, repairing, reworking and shipping the completed units, except for cost to rework tile case.

6. MATRIX agrees to allow Xybernaut on-site inspection and full access to the work described above.

7. MATRIX agrees to warranty the workmanship and parts of the reworked completed units defined above for a period of one year, except for the case.

8. MATRIX agrees to transfer the current manufacturing agreement between itself and CBA's, to Xybernaut. MATRIX agrees to secure CBA's agreement on this transfer prior to signing this contract. In return, Xybernaut agrees to pay and accept the liability and ownership of all part inventories at MATRIX and CBA after the following conditions are met.

    8.1 All acceptable, reasonable and documented Inventories of parts for the Mobile Assistant will be assumed at the original cost to MATRIX and its suppliers. Xybernaut will pay for the parts after receiving full disclosure of the actual cost in a verifiable form such as purchase orders, contracts, invoices, or canceled check.

    8.2 MATRIX agrees to Show Xybernaut to deal directly with CBA or any manufacturer or supplier of Xybernaut's choosing regarding production of the units.

    8.3 MATRIX agrees to fully disclose the cast and terms in a verifiable form such as official quotes, purchase orders, contracts, invoices, or canceled checks of all goods and materials purchased on its behalf by CIBA and others. Xybernaut agrees to pay any restocking costs associated with returning the existing inventory to suppliers.

    8.4 For the six months from the day of signing this agreement MATRIX'CBA agree to assist, at no cost to Xybernaut, in documenting, managing and or returning any part of inventory Xybernaut has assumed.

    8.5 The execution of this contract is contingent on the successful transfer of the current manufacturing agreement between MATRIX and CIBA with its associated costs and terms to an identical agreement between Xybernaut and CBA.

9. MATRIX agrees to fully document the current functional test procedures and equipment and to package them in a form transferable to CBA or any other manufacturing house of Xybernaut's choosing as a complete package. MATRIX also agrees to provide support on time and material basis to transfer the packaged functional test defined above to CBA or any other contract manufacturing house of Xybernaut's choosing.

10. Xybernaut agrees to pay a royalty to MATRIX of $150.00 for each unit manufactured and sold with MATRIX designed ZI-XYBE-MOD1 or XI-XYBE-MOD2 boards, if these units are manufactured by a party other than MATRIX.

11. MATRIX agrees that all work for Xybernaut and for which Xybernaut paid NRE is the property of Xybernaut and as such can not be sold or disclosed to a third party without express written permission from Xybernaut. MATRIX acknowledges that Xybernaut has the right to demand and receive royalty payments for any boards or other parts developed specifically for Xybernaut if and when Xybernaut authorizes such a sale as defined above. Xybernaut agrees that all preexisting MATRIX intellectual property related to the PENTX board and card bus board belongs to MATRIX. The pro-existing MATRIX intellectual property associated with these boards that was utilized in the ZI-XYBE-MOD1 arid ZI-XYBE-MOD2 can not be sold or disclosed to a third party without express written permission from MATRIX.

12. MATRIX agrees not to sell its products to Xybernaut competitors or to sell its products for use in body worn or user supported applications for a period of two years after the signing of this agreement. In addition, MATRIX agrees not to sell its products for use in wearable computer applications for a period of five years after the signing of this agreement.

13. MATRIX and CBA agree to immediately deliver all currently available technical engineering and manufacturing information and documents as well as all part source information to Xybernaut in hardcopy and electronic form These documents include design notes, schematic drawings fully exploded Costed BOMs, Etch drawings, Nail Assignment Drawings (NAD), film, Gerber Files, Qualified Component Listing (QCL). Qualified Vendor Listings
    (QVL) test and quality plans and procedures, etc.

14 It is agreed by MATRIX that its compliance with sections 5, 9, 10 and 11 includes delivery within fifteen days of a complete Engineering and Manufacturing documentation Package f~ Xybernaut's use once there is FCC approval that the Mobile Assistant is a FCC certifiable product. These documents include design notes, schematic drawings, fully exploded Costed BOMs, Etch drawings, Nail Assignment Drawings (NAD), film, Gerber Files, Qualified Component Listing (QCL), Qualified Vendor Listings (QVL), test and quality plans and procedures, etc.

15. Xybernaut and MATRIX will negotiate in good faith to complete a contract specifying work and related development costs for the next-generation Mobile Assistant(R) product known as "Matrix II".

16. Xybernaut and MATRIX will negotiate in good faith to complete agreements for MATRIX to perform additional services for Xybernaut, which may include manufacture of the current and/or next generation Mobile Assistant(R). Xybernaut agrees to pay $60,000 upon receiving from Matrix an itemized list of satisfactory and reasonable charges for the design of the next generation Mobile Assistant(R) product known as "Matrix II" supported by documentation.

Agreed and accepted by                      Agreed and accepted by
MATRIX Corporation                          Xybernaut Corporation


By: /S/ David W. Mosier Jr.                 By: /S/ Edward G. Newman
    -----------------------                     --------------------
    David W. Mosier, Jr.                        Edward G. Newman
    President                                   President

Date: 9 December 1997                       Date: 12/09/97
    -----------------------                      --------------------